Exhibit 10.20
                                 -------------




                                LICENSE AGREEMENT
                                -----------------

         THIS AGREEMENT, effective as of September 27, 1990, is by and between ALLERGAN HUMMPHREY (a wholly-owned subsidiary of ALLERGAN, INC.), a California corporation having an address at 2992 Alvarado Street, San Leandro, California, 94577, U.S.A. (hereinafter called "ALLERGAN"), and SUNNYBROOK HEALTH SCIENCE CENTER, a Canadian corporation, having an address at 2075 Bayview Avenue, North York, Ontario, Canada M4N3M5 (hereinafter called "SHSC").

                                   WITNESSETH:
                                   -----------

         WHEREAS, SHSC is the owner of certain proprietary technology relating to, and has expertise in, the field of ultrasonic bio-microscopy;

         WHEREAS, ALLERGAN has an interest in obtaining exclusive rights to SHSC's present technology and future patents (if any) relating to ultrasomic bio-microscopy for ophthalmic applications; and

         WHEREAS, ALLERGAN is willing to fund certain R&D efforts on the part of SHSC relating to improving performance of SHSC's present bio-microscope transducer system, with an emphasis on ophthalmic applications, such efforts being defined on Schedule A appended hereto. As part of such R&D efforts, ALLERGAN is willing to separately fund Stuart Foster, Ph.D. and Charles Pavlin, M.D. for the tasks set forth in Schedule B appended hereto;

         NOW THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants of the parties written herein, ALLERGAN and SHSC hereby agree as follows:

Article 1 Definitions
---------------------

         1.1 Affiliate. The word "Affiliate" shall mean any corporation or other entity controlled by, controlling, or under common control with ALLERGAN. For this purpose, "control" shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or a fifty percent (50%) or greater interest in the income of such corporation or other entity, as well as such other relationship(s) as, in fact, constitutes control.

         1.2 First Commercial Sale. The words "First Commercial Sale" shall mean the first arms length sale to a third party of a Licensed Product under the approval of the controlling federal government agency (or agencies) for distribution and sale of such Licensed Product.

         1.3 Licensed Technology. The words "Licensed Technology" shall mean technical data, designs, plans, specifications, methods, processes, systems, clinical data, ideas, trade secrets, and other information or documentation, whether patentable or not, relating to ultrasonic biomicroscopy, which are provided by SHSC to ALLERGAN under this Agreement and which were not previously in ALLERGAN's possession or in the public domain.


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         1.4 Licensed Product. The words "Licensed Product" shall mean any device or apparatus embodying a design or utilizing a method or process covered by the Licensed Technology.

         1.7 Territory. The word "Territory" shall mean all of the countries of the world.

Article 2 -- Grant of License
-----------------------------

         2.1 License Grant. Subject to the limitations set forth hereinafter in
Article 7.1, SHSC hereby grants to ALLERGAN an exclusive license throughout the Territory to use the Licensed Technology, to make, have made, sublicense, use and sell Licensed Products in the field of ophthalmology.

         2.2 Efforts. In lieu of any "best efforts" requirements on the part of ALLERGAN, ALLERGAN agrees to fund R&D efforts by SHSC in the field of ultrasonic biomicroscopy as set forth in Schedule A in the amount of Twenty Thousand Canadian Dollars (CN $20,000) per quarter, beginning in the fourth quarter of 1990, and extending for a total R&D period of twelve quarters (that is, three years), and to fund Stuart Foster Ph.D. and Charles Pavlin M.D. for their efforts covered in Schedule B at the rate of Five Thousand Canadian Dollars (CN $5,000) each per quarter the R&D period. ALLERGAN shall make the R&D funding payments to SHSC at the start of each calendar quarter and shall make payments directly to Drs. Foster and Pavlin at the end of each calendar quarter. On its part, SHSC agrees to make Drs. Foster and Pavlin available and to provide them time and facilities for the efforts set forth in Schedule B.

Article 3 --Disclosure, Confidentiality and Publication
-------------------------------------------------------

         3.1 Disclosure. SHSC agrees that it will transfer the Licensed Technology to ALLERGAN during the first two (2) R&D quarters following the effective date of this Agreement.

         3.2 Confidentiality. SHSC and ALLERGAN acknowledge that some information received by one part from the other pursuant to this Agreement may be confidential to the disclosing party. The parties therefore agree that any information received by one party from the other which is in writing or, if oral or visual, is promptly reduced to writing within thirty (30) days of disclosure and is clearly designated as "CONFIDENTIAL" (or terms to that effect) shall not be disclosed by ten receiving party to any third party and shall not be used by the receiving party for purposes other than those contemplated by this Agreement for a period of five (5) years after the date of termination of this Agreement. The receiving party shall use the same degree of care with respect to such confidential information that it uses with respect to its own information which it intends to maintain proprietary and confidential, but in no case less than reasonable case. However, nothing in this Agreement shall prevent the receiving party from exercising any legal rights to use, duplicate, or disclose any such information:


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              a. which was in the pubic domain at the time of the disclosure to the receiving party, or which thereafter falls into the public domain without any fault of the receiving party;

              b. which the receiving party rightfully had in its possession prior to the disclosure to the receiving party by the disclosing party;

              c. which the receiving party lawfully obtains without restriction from a third party who rightfully had such information in its possession.

              d. which, in the case of an oral or visual disclosure, shall not have been subsequently confirmed as proprietary and confidential in writing to the receiving party within thirty (30) days after such oral or visual disclosure;

              e. which is developed by the receiving party independently of such disclosure;

              f. which is inherently or necessarily disclosed to the public by the display or commercial sale of any Licensed Product, by the issuance of a related patent, by judicial order on in compliance with the lawful requirements of the Department of Health and Human Services of ten United States or any other United States or foreign regulatory agency (or agencies) having control over the subject matter involved;

              g. which is not marked in accordance with this Agreement; or

              h. which is disclosed with the prior written approval of the disclosing party.

         3.3 Publication. In the event that SHSC shall intend to present and/or publish a paper covering aspects of the Licensed Technology or results of any R&D efforts covered by Article 2.2 and defined in Schedule A appended hereto, SHSC shall submit the abstract and manuscript (if any) to ALLERGAN for review at least four (4) weeks before the abstract or manuscript is submitted by SHSC for consideration of presentation or publication. ALLERGAN will then have two (2) weeks after receipt in which to comment on the accuracy of the paper and to raise any concerns regarding the protection of proprietary information which might thus be revealed. SHSC shall make good faith efforts, consistent with SHSC's need to make academic disclosures, to amend the paper to protect any information which ALLERGAN considers proprietary.

Article 4 -- Representation and Warranties
------------------------------------------

         4.1 SHSC's Representations and Warranties. SHSC represents and warrants that it is the sole and exclusive owner of the entire right, title, and interest in and to the Licensed Technology, and that it has the right to grant the rights and license hereby granted by them.


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         4.2 Mutual Representations and Warranties. SHSC and ALLERGAN each represent and warrant to the other that they have full power and authority to enter into this Agreement and carry out the transactions contemplated hereby.

Article 5 -- Payment for License.
---------------------------------

         5.1 Royalty Rate. ALLERGAN shall pay to SHSC, for a period of twelve
(12) years after the effective date of this Agreement, a royalty of ONE HUNDRED AND FIFTY CANADIAN DOLLARS (CN $150.00) for each Licensed Product sold by ALLERGAN in any country in the Territory. However, if a third party introduces a directly competing product onto the market in any country, the foregoing royalty in that country shall be reduced by twenty-five percent (25%) TO ONE HUNDRED TWELVE AND A HALF CANADIAN DOLLARS (CN $112.50). One year after such a competing product is introduced on the market, the parties shall assess ALLERGAN's total market share throughout the Territory based upon industry survey and the royalty for sales throughout the Territory shall be set as the ALLERGAN market share percentage times ONE HUNDRED FIFTY CANADIAN DOLLARS (CN $150.00). The percentage of ALLERGAN's total market share throughout the Territory shall thereafter be assessed on an annual basis and the royalty paid by ALLERGAN for sales throughout the Territory shall be recomputed in the foregoing manner. At the end of the aforesaid twelve (12) years, ALLERGAN shall have a fully paid-up, royalty-free, world-wide license to the Licensed Technology. As further consideration for the rights granted to it hereunder, ALLERGAN agrees that the first operating prototype of ultrasonic biobicroscopy manufactured by ALLERGAN shall be given, at no charge, to a clinic chosen by SHSC; however, ALLERGAN shall have the right to retain such first operating prototype for a reasonable time after its manufacture for in-house studies and characterization.

         5.2 Non-Exclusivity Through Compulsory Licenses. Notwithstanding the provisions of Article 6.1, if in any country of the Territory any legal court or governmental agency for any reason grants to any third party(ies) a compulsory license(s) under the Licensed Technology or under any Licensed Patent to make, use, or sell Licensed Products, then the royalty rates set forth in Article 6.1 for the sale of Licensed Products in that country shall be reduced by one-half (1/2) or to the lowest royalty rate payable by any said third party to SHSC, whichever is less.

         5.3 Date of Sale. For the purpose of computing the earned royalties, the date of sale shall be in accordance with generally accepted accounting principles as used in the preparation of ALLERGAN's financial statements. Royalties shall not be payable on Licensed Products provided by ALLERGAN to clinicians for clinical evaluation unless or until ALLERGAN receives payment therefor.

         5.4 Single Royalty. Royalty payments shall be made quarterly starting with the quarter of the First Commercial Sale and shall be made not more than sixty (60) days following the end of each such calendar quarter. ALLERGAN agrees to make payment to SHSC or its designees) by check mailed to the address set forth below or any subsequent address provided to ALLERGAN by SHSC in writing. ALLERGAN agrees to submit to SHSC, with each royalty payment, a written report showing the number of Licensed Products sold by ALLERGAN, its Affiliates, and its sublicensees in the calendar quarter.


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         5.5 Royalty Payments. Royalty payments shall be made quarterly starting with the quarter of the First Commercial Sale and shall be made not more than sixty (60) days following the end of each such calendar quarter. ALLERGAN agrees to make payment to SHSC or its designee(s) by check mailed to the address set forth below or any subsequent address provided by ALLERGAN by SHSC in writing. ALLERGAN agrees to submit to SHSC, with each royalty payment, a written report showing the number of Licensed Products sold by ALLERGAN, its Affiliates, and its sublicensees in the calendar quarter.

         5.6 Currency for Payments. All payments made to LICENSOR pursuant to this Agreement shall be made in Canadian dollars (at the foreign currency exchange rate set forth in the latest Wall Street Journal published in each calendar quarter in which royalties are due) on the final day of each calendar quarter, and all international sales of Licensed Products shall be reported in equivalent Canadian dollars (using the exchange rate determined set forth above).

         5.7 ALLERGAN's Books and Records. ALLERGAN shall keep full and accurate records and books of account containing all particulars necessary for showing the amount of royalties due SHSC hereunder. At all reasonable times for a period of not more than two (2) years after the end of each reporting year, not to exceed once each year, the books and records relating to sales of the Licensed Products shall be open to inspection by SHSC's duly appointed attorney or independent accountant(s), reasonably acceptable to ALLERGAN, who may make such confidential inspection of such records and books of account as is necessary to verify the computation of royalties due to SHSC. Any adjustment in the amount due to SHSC on account of overpayment or underpayment of royalties shall be made at the next date when royalty apyments are called for under this Agreement. In the event that ALLERGAN found by such inspection to have underpaid SHSC by more than five percent (5%) for any calendar year, ALLERGAN shall bear the costs of such inspection; otherwise, the costs of such inspection shall be borne by SHSC.

Article 6 -- Patenting, Prosecution and Maintenance
---------------------------------------------------

         6.1 Patent Filing, Prosecution and Maintenance. SHSC and ALLERGAN shall cooperate to identify patentable inventions resulting from the SHSC's R&D efforts set forth in Schedule A. All such patentable inventions shall be owned jointly by SHSC and ALLERGAN; however, SHSC hereby agrees to exclusively grant to ALLERGAN, at no cost or royalties, SHSC'S rights therein in the field of ophthalmic. In fields other than ophthalmics, ALLERGAN shall have the right of first refusal for exclusive rights in such patentable inventions from SHSC. ALLERGAN shall have the right, at its own cost and under its sole control, to prepare, file, prosecute and maintain United States and foreign patent


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applications and patents on such patentable inventions. SHSC shal, however, have the right to review and comment on all such applications prior to the filing thereof by ALLERGAN and, during patent application prosecution, shall have the right to review comment on all Patent Office actions and ALLERGAN's responses thereto before such responses are filed by ALLERGAN. ALLERGAN shall give due consideration to any comments provided in a timely manner by SHSC.

         6.2 Patent Filing, Prosecution and Maintenance by SHSC. If ALLERGAN elects not to prepare, file, continue to prosecute and/or maintain any patent application fo patent on any patentable invention covered by Article 6.1, it shall so notify SHSC in sufficient time for SHSC to prepare, file or take over theprosecution and/or maintenance thereof at SHSC's sole cost and expense. In the case of such applications or patents taken over by SHSC, SHSC and ALLERGAN shall still be joint owners of any patents granted but SHSC shall be under no obligation to grant any of its rights in the patents to ALLEERGAN.

         6.3 Cooperation in Patent Prosecution. Each party agrees, at its own expense, to make available to the other party data, records, samples or the like in its possession or under its control which are reasonably required ofr the preparation, filing, prosecution, or maintenance of any patent application or patent covered by the Article, and agrees to provide reasonable assistance and to sign whatever documents ti may be required to sigh for the preparation, filing, prosecution, and/or maintenance of such patent applications and patents.

         6.4 Sharing of Third Party License Fees and Royalties. Any license fees and royalties received by either ALLERGAN or SHSC from the licensing to third parties of any patent application or patent covered by this Article shall be shared equally between the parties after the licensing party's reasonable costs associated with its directly related licensing efforts are recovered.

Article 7  -- Patent Infringement
---------------------------------

         7.1 Infringement of Third Party Patents. ALLERGAN shall give SHSC prompt notice, in writing, of each claim or allegation made against ALLERGAN that its manufacture, use or sale of Licensed Products constitutes an infringement of a patent or patents owned by others.

              (a) ALLERGAN shall, after giving notice to SHSC of a claim or allegation of infringemetn relating to Licensed Products, have the right to wothhold up to fity percent (50%) of all royalties otherwise payable to SHSC and to use such withheld royalties to help pay for or defray the costs of defending each such claim or allegatoin, including the costs of the settling or satisfying thereof. Duyring the defense of such claims or allegations, ALLERGAN shall submit written reports showing royaltes accruing to SHSC and the expenses of defending against the claims or allegations of infringement. Upon final termination of all proceedings, including all appeals, involving such claims or allegations of infringement, ALLERGAN shall remit to SHSC the balance, if any, of withheld royalties which are in excess of ALLERGAN's actual costs of defending each such claim or allegation of infringement.

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              (b) ALLERGAN shall have sole control of litigating and settling or satisfying any action, claim or allegation of patent infringement defended against by ALLERGAN under Article 8.1(a). If, in the exercise of ALLERGAN's good business judgment, considering, for example, such factors are ALLERGAN'S market for Licensed Products, the Ssettlement or satisfaction of a claim or allegation of infringement referred to in Article 7.1(a) results in the payment by ALLERGAN to a third party of a license fee, lump sum payment and/or royalties for the manufacture, use or sale of Licensed Products, ALLERGAN shall be entitled to deduct fifty percent (50%) of such license fee, lump sum payment and/or royalties paid by ALLERGAN to such third party from the royalties due SHSC under this Agreement.

              (c) In the event ALLERGAN is enjoined by a third party from making, using, and/or selling Licensed Products in the United States, ALLERGAN may, at its option, terminate this Agreement with sixty (60) days prior written notice to SHSC.

         7.2 Infringement of Jointly-Owned Patent. If either party discovers or learns of the infringement of any jointly-owned patent covered by Article 6 by a third party, it shall promptly so notify the other party in writing and shall supply the other party with all available evidence pertaining to the infringement. Thereafter, the parties agree to discuss enforcement of their jointly- owned patents and the abatement of any alleged infringement.

Article 8  --  Indemnification
------------------------------

         8.1 Indemnification of SHSC. ALLERGAN hereby agrees to indemnify SHSC against all costs and damages it may suffer as a result of any claims by third parties of personal injury brought against SHSC as a result of the manufacture, use or sale of Licensed Products or the use of Licensed Technology by ALLERGAN, its affiliates or sublicensees. Furthermore, ALLERGAN agrees to defend, at its own cost, all such claims against SHSC.

Article 9 -- Sublicensing
-------------------------

         9.1 Right to Sublicense. ALLERGAN shall have the right to grant sublicenses to the Licensed Technology to third parties. Terms of any such sublicenses shall be no less favorable to SHSC than the terms provided for herein. Sales of Licensed Products by sublicensees shall, for purposes of computing ALLERGAN'S royalty payments to SHSC, be treated as sales by ALLERGAN.

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Article 10  -- Term and Termination
-----------------------------------

         10.1 Term of the Agreement. Unless sooner terminated as otherwise provided herein, this Agreement shall remain in effect for twelve (12) years. This Agreement may be extended by written agreement of the parties.

         10.2 Termination by Either Party for Default by the Other Party. Should either party default in performing any material covenant or condition of this Agreement on its part to be performed, then upon written notice of such default from the other party, the defaulting party shall have sixty (60) days from the date of notice to correct such breach; upon the failure of the defaulting party to do so, the other party may cancel and terminate this Agreement upon thirty
(30) days further written notice to the defaulting party. The parties' rights to terminate this Agreement for default are not exclusive and the parties retain the right to seek legal remedies for any default, including, without limitation, the right to seek performance thereof by the defaulting party and the right to injunctive relief. For the purpose of this sub-Article, it shall constitute a default by SHSC if either of Drs. Foster or Pavlin become unavailable, unable, or unwilling to perform the efforts set forth in Schedule B. It shall further be considered a default by SHSC if by the end of the second quarter of R&D efforts under Article 2.2, SHSC fails to transfer sufficient information and data relating to ultrasonic bio-microscopes to enable ALLERGAN to build a working transducer therefor.

         10.3 Termination by ALLERGAN. Notwithstanding the foregoing, ALLERGAN shall have the right to terminate this Agreement without cause and without penalty any time after the completion of the twelve (12) quarters of R&D under
Article 2.2 by providing sixty (60) days prior written notice to SHSC of its intent to terminate.

         10.4 Effect of Early Termination. If this Agreement is terminated for any reason other than normal expiration, as provided in Article 10.1, ALLERGAN shall return to SHSC all data, drawings, and materials delivered to ALLERGAN by SHSC under this Agreement.

         10.5 Rights and Obligations After Termination. No termination (including expiration) of this Agreement shall affect the rights of SHSC to royalties due and owing and to statements of account, to and including the date of termination, or discharge the obligations of the parties relative to treatment of confidential information under Article 3.2 hereof. In the event of early termination of this Agreement, ALLERGAN and its sublicensees (if any) shall be permitted to complete the manufacture of any Licensed Products in the process of manufacture and to sell such Licensed Products, as well as to sell any previously accumulated inventory of Licensed Products, subject to the royalty provisions of Article 5.

Article 11  -- Satisfaction of Claim
------------------------------------

         11.1 Satisfaction of Claims. This Agreement shall be in complete satisfaction of all claims of any nature relating to the Licensed Technology which SHSC may have asserted, or may, at any time, be able to assert, against ALLERGAN for acts done by ALLERGAN prior to the effective date of this Agreement.

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Article 12 -- Miscellaneous
---------------------------

         12.1 Assignability. This Agreement or any of the rights or obligations created herein shall not be assigned by either party, in whole or in part, without the prior written approval of the other party, not unreasonably withheld, except that ALLERGAN may assign this Agreement to an Affiliate or successor of ALLERGAN's entire business or of substantially all of ALLERGAN's assets relating to the manufacture and sale of Licensed Products. No assignment by ALLERGAN shall result in terms any less favorable to SHSC than those provided for herein.

         12.2 Force Majeure. If either party fails to fulfill its obligations hereunder, including, but not limited to, payment of royalty obligations, when such failure is due to an act of God, including, but not limited to floods and earthquakes, or other action beyond the party's control, such as fire, civil commotion, riot, war (declared or undeclared), revolution, against by Government (including delays in obtaining governmental approvals), and embargoes, then such failure shall be excused for the duration of the event and for such a time thereafter as is reasonable under the circumstances to enable the affected party to resume performance under this Agreement.

         12.3 Notice. Any notice or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given on the date mailed by registered mail, or sent by overnight courier, such as Federal express, and addressed to the party to whom notice is given as follows:

         If to ALLERGAN:            Charles Campbell
                                    Vice President, Science & Technology
                                    Allergan Humphrey
                                    2992 Alvardo Street
                                    San Leandro, CA 94577

         With a copy to:            General Counsel
                                    Allergan, Inc.
                                    2525 Dupont Drive
                                    Irvine, CA 92715

         If to SHSC:                Dr. R. Mark Henkelman
                                    Vice President, Research
                                    Sunnybrook Health Science Center
                                    2075 Bayview Drive
                                    North York, Ontario, Canada M4N3M5

         12.4 Law. All disputes relative to this Agreement shall be governed in accordance with the laws of the State of California.

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         12.5 Successors and Assigns. Subject to the limitations of Article
13.1, this Agreement shall bind and inure to the benefit of the heirs, successors and assigns of the parties hereto.

         12.6 Headings. The headings of the Articles and Subarticles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         12.7 Entire Agreement; Amendments. This Agreement (which may be executed in several counterparts, each of which shall be deemed to be an original) contains the entire agreement and understanding between SHSC and ALLERGAN as to the subject matter hereof and supersedes all existing negotiations, representations or agreements and all other oral, written or other communications between the parties concerning the subject matter hereof. Any amendments to this Agreement shall be in writing signed by SHSC and ALLERGAN.

         12.8 Waiver. No waiver by either party of any default of the other party for any period of time, or no repetitious waiver of any default of the other party, shall be construed as a continuing waiver or as a waiver of any other default.

         12.9 Invalid, Illegal, or Unenforceable Terms. If any term of provision of this Agreement is held by any governmental agency or court of competent jurisdiction to be void, illegal or unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carriers out the original intent of the parties. If the parties cannot reach agreement upon such a substitute term or provision within sixty (60) days after the original term or provision is held void, illegal or unenforceable, then the matter shall be settled by binding arbitration in accordance with the rules then obtaining by the American Arbitration Association, the cost of such arbitration to be shared equally by ALLERGAN and SHSC. Such arbitration shall be held in a neutral site agreed upon by the parties, and judgment upon the decision rendered may be entered in any court having jurisdiction over the parties.

         12.10 Enforcement. In the event it is necessary for either party to take legal action to protect or enforce its rights hereunder, the prevailing party shall be entitled to its costs and attorney fees.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth.

ALLERGAN:                                                     SHSC:



By: /s/ Robert b. Samuels, Ph.D          By: /s/ R. Mark Henkelman, Ph.D.
-----------------------------------      ---------------------------------
      Robert B. Samuels, Ph.D            R. Mark Henkelman, Ph.D.
      President                          Vice President, Research

Date: September 27, 2990                 Date: September 25, 2990
-----------------------------------      ---------------------------------

                                         By: /s/ F. Stuart Foster, Ph.D.
                                         ---------------------------------
                                         F. Stuart Foster, Ph.D.

                                         Date: September 21, 1990
                                         ---------------------------------

                                         By: /s/ Charles J. Pavlin, M.D.
                                         ---------------------------------
                                         Charles J. Pavlin, M.D.

                                         Date: September 25, 1990
                                         ---------------------------------


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                                   SCHEDULE A

                  RESEARCH TO BE CONDUCTED UNDER THE AGREEMENT

1. Research activities funded by ALLERGAN and performed by SHSC under Article
2.2 of this Agreement shall be devoted to the development of new techniques and methods for improving the performance of Bio-Microscope transducer systems, with an emphasis on ophthalmology (for example, the use of copolymer and advanced ceramic transducers). This research shall include measurement of relevant ultrasonic properties of eye tissues and non-water bath, real time methods.

2. The direction of these research efforts shall be the responsibility of SHSC; however, ALLERGAN shall have the right to participate in the overall planning of the research effort.

3. A joint review shall be made at the end of each quarter by SHSC and ALLERGAN covering these research efforts.


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                                   SCHEDULE B

                            DUTIES OF THE CONSULTANTS


1. Duties of Charles Pavlin, M.D. in his capacity as a consultant to ALLERGAN in the area of Ultrasonic bio-microscopy are as follows:

1.1 Conduct clinical testing with ultrasonic bio-microscopy equipment as it currently exists and in future embodiments which will result from work covered under this Agreement.

1.2 Conduct research to find new applications for ultrasonic bio-microscopy.

1.3 Advise ALLERGAN development team on methods and approaches for the use of ultrasonic bio-microscopy.

1.4 Inform ALLERGAN of progress and findings resulting from efforts covered by Paragraphs 1.1 and 1.2 above.

2. Duties of Stuart Foster, Ph.D. in his capacity as a consultant to ALLERGAN in the area of ultrasonic bio-microscopy are as follows:

2.1 Transfer to ALLERGAN the technology necessary to build ultrasonic bio-microscope transducers, which necessary technology transfer is defined by a demonstrated ability on the part of ALLERGAN to build transducers which work in an ultrasonic bio-microscope.

2.2 Advise the ALLERGAN development team on technical matters relating to ultrasonic bio- microscopy.

2.3 Advise ALLERGAN in the ultrasound field in general.

2.4 Participate in the joint planning and review of research efforts conducted by SHSC in the area of ultrasonic bio-microscopy and advanced transducer development as set forth in SCHEDULE A of this Agreement.


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